Filed Pursuant to Rule 424 (b) (3)
Registration No. 333-179428
1,000,022 Shares

TELULAR CORPORATION

Common Stock

All of the shares of our common stock in this offering are being sold by the selling stockholders identified in this prospectus or a supplement hereto. The shares of our common stock that may be offered by each selling stockholder using this prospectus represent shares of our common stock that we issued to such selling stockholder in connection with our acquisition of SkyBitz, Inc. We will not receive any of the proceeds from the sale of these shares of our common stock by the selling stockholders.

We have one class of authorized common stock, the common stock. Our common stock is listed on the NASDAQ Global Market under the symbol “WRLS.” The closing price of our common stock on March 22, 2012 was $8.65 per share.

The shares of our common stock offered by the selling stockholders may be sold at market prices prevailing at the time of sale, at prices related to such market prices, at a fixed price or prices subject to change or at negotiated prices. This prospectus describes the general manner in which the shares of our common stock may be offered and sold by the selling stockholders. If necessary, the specific manner in which shares of common stock may be offered and sold will be described in a supplement to this prospectus.

Investing in our common stock involves a high degree of risk.  See “Risk Factors” on page 3, as well as the other information contained or incorporated by reference in this prospectus or in any supplement hereto, before making a decision to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 23, 2012.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
PROSPECTUS SUMMARY	2
RISK FACTORS	3
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	3
USE OF PROCEEDS	5
SELLING STOCKHOLDERS	6
PLAN OF DISTRIBUTION	8
LEGAL MATTERS	10
EXPERTS	10
WHERE YOU CAN FIND MORE INFORMATION	11
INCORPORATION OF DOCUMENTS BY REFERENCE	11

Unless the context otherwise requires, throughout this prospectus and any prospectus supplement the words “Telular,” “Company,” “Registrant,” “we,” “us” and “our” refer to Telular Corporation.

Each of the trademarks, trade names or service marks appearing in this prospectus or any prospectus supplement belongs to its respective holder.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process or continuous offering process. Under this shelf registration process, the selling stockholders may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that may be offered by the selling stockholders. Each time a selling stockholder sells securities, the selling stockholder is required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling stockholder and the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement also may add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under “Incorporation of Documents by Reference.”

This prospectus does not cover the issuance and sale of shares of common stock by us to the selling stockholders, and we will not receive any of the proceeds from any sale of shares by the selling stockholders. Except for any underwriting discounts and selling commissions that may be paid by the selling stockholders, we have agreed to pay the expenses incurred in connection with the registration of the shares of common stock covered by this prospectus.

Information about the selling stockholders may change over time. Any changed information given to us by the selling stockholders will be set forth in a prospectus supplement if and when necessary. Furthermore, in some cases, the selling stockholders will also be required to provide a prospectus supplement containing specific information about the terms on which they or their permitted assignees are offering and selling our common stock. If a prospectus supplement is provided and the description of the offering in the prospectus supplement varies from the information in this prospectus, you should rely on the information in the prospectus supplement.

We have not authorized the selling stockholders or any dealer, salesman or other person to give you any information or to make any representations other than the information contained in the documents that we incorporate by reference into this prospectus or provide in this prospectus or any prospectus supplement. You should not rely on any information that is not incorporated by reference into or provided in this prospectus or in any prospectus supplement.

This prospectus (and any prospectus supplement) should not be construed as an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction.

Delivery of this prospectus or any prospectus supplement at any time does not imply that the information contained herein is correct as of any time subsequent to its respective date.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information included elsewhere in, or incorporated by reference into, this prospectus, including our financial statements and the related notes. You should carefully consider, among other things, the matters discussed in “Risk Factors,” which we describe in our Annual Report on Form 10-K for the year ended September 30, 2011, and in other documents that we subsequently file with the SEC that are incorporated by reference herein.

Telular Corporation

We are a Delaware corporation that creates solutions based on the development of specialized wireless terminals that work in conjunction with software systems to provide integrated event monitoring and reporting services for machine-to-machine (M2M) applications.  M2M applications typically involve outfitting machinery with sensors and remotely reading those sensors to improve process efficiency in areas such as supply chain management, security monitoring, meter reading, vehicle tracking and many other commercial and industrial situations. Our substantial experience with wireless networking evolved from its original focus on developing fixed wireless products for use in North America and in developing countries around the world.

Our Telguard solution supports residential and commercial security dealers and generates a majority of our revenue.  The Telguard solution includes a specialized terminal unit, which interfaces with commercial security control panels and then communicates with our event processing servers to provide real-time transport of alarm signals from residential and commercial locations to an alarm company’s central monitoring station.  Alarm monitoring companies purchase the products and cellular service from us and resell them to end users in order to provide wireless conveyance of alarm signals, which were historically sent over traditional wireline phone networks.  While our Telguard solution can function as a backup to a traditional telephone line, it is more commonly used as the primary means for the transmission of alarm signals as end users eliminate traditional phone lines in favor of voice-over-IP (VoIP) connections and cellular telephones.

Our TankLink solution combines a specially designed cellular communicator, wireless data services and a web-based application into a single offering which allows end-users to remotely monitor the level of product contained in a given tank vessel. Our cellular communicator interfaces with a variety of commercially available sensors and conveys the level-reading of those sensors to our event processing servers.  This information commonly feeds a vendor managed inventory (VMI) program that improves the efficiency and timeliness of product delivery, while optimizing the amount of product held by customers at any given time. Many of our existing TankLink systems are installed in fuel and lubricant tanks.  Additional market segments served include industrial chemicals, food additives and waste water treatment.

On February 1, 2012, Telular acquired 100% of the capital stock of SkyBitz, Inc. (“SkyBitz”). SkyBitz provides mobile resource management solutions focusing on over-the-road tracking via satellite. SkyBitz’s satellite-based technology provides real-time visibility of many asset types, including truck trailer, intermodal containers, sea-going containers, rail cars, power generators and rental equipment.

Our mailing address is 311 South Wacker Drive, Suite 4300, Chicago, Illinois 60606-6622 and our phone number is (312) 379-8397.

The Offering

This prospectus relates to the resale of shares of our common stock held by the selling stockholders identified under “Selling Stockholders.” The shares of our common stock that may be offered by each selling stockholder using this prospectus represent shares of our common stock that we issued to each selling stockholder in connection with our acquisition of SkyBitz. We will not receive any of the proceeds from the sale of these shares of our common stock by the selling stockholders.

RISK FACTORS

Investing in our securities involves significant risks. Please read carefully the sections entitled “Item 1A. Risk Factors” beginning on page 8 of our Annual Report on Form 10−K for the fiscal year ended September 30, 2011 and on page 29 of our Quarterly Report on Form 10-Q for the quarter ended December 31, 2011, each previously filed with the Securities and Exchange Commission and incorporated by reference into this prospectus, and the sections entitled “Item 1A. Risk Factors” included in any subsequent Annual or Quarterly Report that may be incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

 This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements about our financial condition, results of operations and business.  You can find many of these statements by looking for words such as “may,” “estimate,” “project,” “believe,” “anticipate,” “intend,” “expect,” “plan” and similar expressions, although some forward-looking statements are expressed differently.  These statements reflect our current views about future events based on information currently available and assumptions we make.  These statements are not guarantees of future performance and are subject to risks and uncertainties that are difficult to predict.  We caution you that our actual performance and results could differ significantly from those contemplated in the forward-looking statements due to many factors, including those discussed in the “Risk Factors” section.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things, the matters discussed in the “Risk Factors” section. Factors you should consider that could cause these differences are:

•	our ability to keep pace with technology changes and meet the needs of our customers;

•	our ability to develop and introduce new products and to reduce the costs to produce existing products;

•	whether and when products from our investments in research and development of new products are realized;

•	the availability of resources to conduct research and development;

•	the impact of unfavorable economic events, including competitive pricing pressure in our target markets, on sales of our products;

•	our ability to successfully increase the focus of our production, marketing and sales efforts to the M2M market;

•	our reliance on third parties to manufacture our products and components for our products;

•	the availability of raw materials and other materials needed for our products;

•	the availability and lack of interruption of service on the cellular networks upon which our products and services are dependent;

•	our relationships with our customers, including our ability to maintain our significant customers and our exposure to the credit worthiness of our significant customers, including ADT;

•	our ability to sustain profitable operations and to obtain the funding we need to operate our business;

•	the impact of litigation on our business and financial condition;

•	our ability to manage costs by accurately forecasting our needs;

•	our ability to ensure that quality control procedures are enforced and effective;

•	the impact on our business of long sales cycles for our products;

•	the impact of volatility in the developing markets in which we operate;

•	our ability to successfully manage any problems encountered in connection with any potential future acquisitions;

•	our ability to successfully integrate SkyBitz and any potential future acquisitions, and realize all anticipated benefits of our acquisitions;

•	the impact of Delaware law and our charter documents on transactions that could be beneficial to common stockholders;

•	the impact on our stock price of volatility of our operating results and sales of common stock issuable on the exercise of options and warrants; and

•	an interruption of our Telguard service by failure of the Telguard Message Center software systems could be harmful to our business relationships and revenue stream.

There may be other factors that may cause our actual results to differ materially from the forward-looking statements. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition.

All forward-looking statements speak only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in the section entitled “Item 1A. Risk Factors” in our Annual Report on Form 10−K for the fiscal year ended September 30, 2011, our Quarterly Report on Form 10-Q for the quarter ended December 31, 2011, and any subsequent Annual or Quarterly Report that may be incorporated by reference into this prospectus.  We undertake no obligation to update or revise forward-looking statements that may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law.

USE OF PROCEEDS

All of the shares of our common stock being offered hereby are being sold by the selling stockholders identified in this prospectus. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. The selling stockholders will receive all of the net proceeds from this offering. See “Selling Stockholders.”

SELLING STOCKHOLDERS

This prospectus relates to the resale of shares of our common stock held by the selling stockholders listed in the table below. The selling stockholders acquired these shares from us in a private offering pursuant to an exemption from registration provided in Regulation D and under Section 4(2) of the Securities Act in connection with our acquisition of SkyBitz on February 1, 2012. The registration statement of which this prospectus forms a part has been filed pursuant to registration rights granted to the selling stockholders as part of our acquisition.

Under the terms of the registration rights agreement, dated as of February 1, 2012, among us and the selling stockholders, we will pay all expenses of the registration of the shares of common stock, including SEC filing fees, except that the selling stockholders will pay the fees and expenses of their own counsel and all underwriting discounts and selling commissions, if any. Our expenses for the registration of the shares of common stock are estimated to be approximately $80,000.

The table below sets forth certain information known to us, based upon written representations from the selling stockholders, with respect to the beneficial ownership of our shares of common stock held by the selling stockholders as of February 3, 2012, except as described in the notes to such table. Because the selling stockholders may sell, transfer or otherwise dispose of all, some or none of the shares of our common stock covered by this prospectus, we cannot determine the number of such shares that will be sold, transferred or otherwise disposed of by the selling stockholders, or the amount or percentage of shares of our common stock that will be held by the selling stockholders upon termination of any particular offering. See “Plan of Distribution.” For purposes of the table below, we assume that the selling stockholders will sell all of their shares of common stock covered by this prospectus.

In the table below, the percentage of shares beneficially owned is based on 16,531,389 shares of our common stock outstanding at March 19, 2012, determined in accordance with Rule 13d-3 under the Exchange Act. Under such rule, beneficial ownership includes any shares over which the selling stockholder has sole or shared voting power or investment power and also any shares that the selling stockholder has the right to acquire within 60 days of such date through the exercise of any options or other rights.

Unless otherwise described below, to our knowledge, none of the selling stockholders named on an individual basis in the table below has held any position or office or had any other material relationship with us or our affiliates during the three years prior to the date of this prospectus. In addition, based on information provided to us, none of the selling stockholders that are affiliates of broker-dealers purchased the shares of common stock outside the ordinary course of business or, at the time of their acquisition of the shares of common stock, had any agreements, understandings or arrangements with any other persons, directly or indirectly, to dispose of the shares.

	Prior to the Offering		After the Offering(1)
Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned	Number of Shares of Common Stock Being Registered for Resale (2)	Number of Shares of Common Stock Beneficially Owned	Percent of Shares of Common Stock Outstanding
Akbari, Homaira (3)	2,303	2,303	—	—
Burtner, Richard L.	143	143	—	—
Cohen, Maxine B.	2	2	—	—
CommVest Ijara I Co.	86	86	—	—
CommVest LLC	3	3	—	—
CommVest Partners II Co.	52	52	—	—
Currey, Jr., Brownlee O.	1,276	1,276	—	—
Doxanas, Marcos T.	95	95	—	—
Doxanas-Bailey, Stacy	38	38	—	—
Doxanas, Thomas C.	38	38	—	—
Doxanas, William	190	190	—	—
Endsley, Ronald S. and Barbara J.	926	926	—	—
Garvin Hill Capital Fund LLC	196,625	196,625	—	—
Gebauer, Jeffrey and Shay (4)	856	856	—	—
Gill, Samuel H.	205	205	—	—
Highstar Capital Fund I, L.P.	82,651	82,651	—	—
Hofmayer, Michael	32	32	—	—
Industrial Technology Ventures, L.P.	39,257	39,257	—	—
Inverness Graham Investments, L.P.	85,513	85,513	—	—
J.J. Keller & Associates, Inc.	199	199	—	—
Keller, James J.	199	199	—	—
Kistler Associates	316	316	—	—
Lanigan Holdings, LLC	1,261	1,261	—	—
Lorton Family Partnership	64	64	—	—
Lorton, Robert	64	64	—	—
Miller, Raymond J. (5)	1,009	1,009	—	—
Mitchell, Dorothy	3	3	—	—
Mitchell, James B.	15	15	—	—
Mitchell, James B. and Dorothy M.	913	913	—	—
MV I LLC	47,749	47,749	—	—
Rauch, Ruth	3	3	—	—
Schreiber, Robert	890	890	—	—
Total	1,000,022 (6)	1,000,022

* Represents less than 1% of the total aggregate amount of shares of our common stock outstanding as of March 19, 2012.

(1) Assumes that all of the shares offered under this prospectus will be sold by the selling stockholders.

(2) Represents the maximum number of shares that may be sold by the selling stockholders.

(3) Since February 1, 2012, Homaira Akbari serves as President of our wholly-owned subsidiary, SkyBitz.

(4) Jeffrey Gebauer is a registered representative of Investment Planners, Inc., a registered broker-dealer.

(5) Raymond J. Miller is a registered representative of Sunbelt Securities Inc., a registered broker-dealer.

(6) Includes 537,046 shares of our common stock held in escrow to satisfy potential indemnification claims and to be released to the selling stockholders thirteen (13) months after the closing of our acquisition of SkyBitz or such later time as all claims against the escrow fund have been settled as contemplated by the merger agreement, dated as of December 3, 2011, among us,  SkyBitz, Bluebird Acquisition Corp. and Shareholder Representative Services LLC, as stockholders’ representative, and the escrow agreement, dated as of February 1, 2012, among us, Shareholder Representative Services LLC, as stockholders’ representative, and U.S. Bank, National Association, each relating to the acquisition. The shares of our common stock held in escrow are held in the name of U.S. Bank, National Association, as Escrow Agent on behalf of the Company Securityholders and participants in the Management Plans.

PLAN OF DISTRIBUTION

The shares of common stock listed in the table appearing under “Selling Stockholders” are being registered to permit public secondary trading of these shares by the holders of such shares from time to time after the date of this prospectus. Registration of the shares of common stock covered by this prospectus does not mean, however, that those shares of common stock necessarily will be offered or sold. We will not receive any of the proceeds from the sale of the common stock by the selling stockholders.

The selling stockholders may sell such shares of common stock in one or more transactions from time to time directly to purchasers or through underwriters, broker-dealers or agents, at market prices prevailing at the time of sale, at prices related to such market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

  •   through the NASDAQ Global Market or on any national securities exchange or quotation service on which the shares of common stock may be listed or quoted at the time of sale;

  •   in the over-the-counter market;

  •   in transactions otherwise than on such exchanges or services or in the over-the-counter market;

  •   through the exercise of purchased or written options;

  •   through a combination of any such methods; or

  •   through any other method permitted under applicable law and our insider trading policy.

In connection with sales of the common stock or otherwise, a selling stockholder that is neither an employee of Telular Corporation nor otherwise subject to our insider trading policy may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging the positions they assume and such selling stockholder may also sell short the shares of common stock and deliver such shares to close out such short positions, or loan or pledge shares of common stock to broker-dealers that in turn may sell such securities.

In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Broker-dealer transactions may include:

  •   purchases of the shares of common stock by a broker-dealer as principal and resales of the shares of common stock by the broker-dealer for its account pursuant to this prospectus;

  •   ordinary brokerage transactions; or

  •   transactions in which the broker-dealer solicits purchasers on a best efforts basis.

If dealers are utilized in the sale of shares of common stock, the names of the dealers and the terms of the transaction will be set forth in a prospectus supplement, if required by applicable law.

The selling stockholders may also sell shares of the common stock through agents designated by them from time to time. We will name any agent involved in the offer or sale of such shares and will list commissions payable by the selling stockholders to these agents in a prospectus supplement, if required. These agents will be acting on a best efforts basis to solicit purchases for the period of its appointment, unless we state otherwise in any required prospectus supplement.

The selling stockholders may sell any of the shares of common stock directly to purchasers. In this case, the selling stockholders may not engage underwriters or agents in the offer and sale of such shares.

The aggregate proceeds to the selling stockholders from the sale of the shares of common stock offered by the selling stockholders hereby will be the purchase price of such shares less discounts and commissions, if any. The selling stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares of common stock to be made directly or through agents.

In order to comply with the securities laws of some states, if applicable, the shares of common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states such shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We are required to pay all of the expenses incidental to this offering and sale of the shares, other than underwriting costs and brokerage discounts and commissions that will be paid by the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act, and agree to contribute to payments that these underwriters, dealers or agents may be required to make.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the shares of common stock may be “underwriters” within the meaning of Section 2(a) (11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of such shares may be underwriting discounts and commissions under the Securities Act. Any selling stockholder who is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and the provisions of the Exchange Act and the rules thereunder relating to stock manipulation.

We are not aware of any plans, arrangements or understandings between the selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the shares of common stock by the selling stockholders. We do not assure you that the selling stockholders will sell any or all of the shares of common stock offered by them pursuant to this prospectus. In addition, we do not assure you that the selling stockholders will not transfer, devise or gift the shares of common stock by other means not described in this prospectus. Moreover, any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

LEGAL MATTERS

Covington & Burling LLP of Washington, D.C. has issued an opinion regarding the legality of the common stock.

EXPERTS

The audited consolidated financial statements of Telular Corporation as of September 30, 2011 and 2010 and for the years ended September 30, 2011, 2010 and 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2011 incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The audited financial statements of SkyBitz, Inc. as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009 incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including us, who file electronically with the SEC. The address of that website is www.sec.gov . The information contained on the SEC’s website is expressly not incorporated by reference into this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus. The shares of common stock offered under this prospectus are offered only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring to those documents.  The information incorporated by reference is considered to be a part of this prospectus and information we file with the SEC at a later date automatically will update and supersede this information.  We incorporate by reference the documents listed below and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering (except for information furnished and not filed with the Commission in a Current Report on Form 8-K):

•	our Annual Report on Form 10-K for the year ended September 30, 2011;

•	our Quarterly Report on Form 10-Q for the quarter ended December 31, 2011;

•	the description of our common stock contained in the registration statement on Form 8-A that we filed with the SEC on January 13, 1994; and

•	our Current Reports on Form 8-K filed on January 31, 2012, February 2, 2012, February 3, 2012, February 6, 2012 (Form 8-K/A) and March 22, 2012 (Form 8-K/A).

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such reports and other documents. However, we are not incorporating by reference any information provided in these documents that is furnished under applicable SEC rules rather than filed.

We will send you at no cost a copy of any filing that is incorporated by reference in the prospectus.  You may request a copy of any of these filings by writing or calling Jonathan M. Charak, Senior Vice President, Chief Financial Officer and Secretary, Telular Corporation, 311 South Wacker Drive, Suite 4300, Chicago, Illinois 60606, (312) 379-8397.